Exhibit 5.1

McCarter & English, LLP Four Gateway Center 100 Mulberry Street Newark, NJ 07102-4056 T. 973.622.4444 F. 973.624.7070 www.mccarter.com

August 18, 2020

Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, New York 10019

Re:	Delcath Systems, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Delcath Systems, Inc., a Delaware corporation (the “Company”) and have been asked to furnish you our opinion with respect to the offer and sale by the Company of up to an aggregate of $10,000,000 of shares of its common stock, par value $0.01 per share (the “Shares”), pursuant to the Controlled Equity OfferingSM Sales Agreement, dated August 18, 2020, by and between the Company and Cantor Fitzgerald & Co., as sales agent (the “Sales Agreement”). The Shares are being offered for sale pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-227970) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

We understand that the Shares are to be issued by the Company and sold by Cantor Fitzgerald & Co. pursuant to the Sales Agreement, a copy of which has been filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

For purposes of this letter, we have examined the representations set forth in the Registration Statement, the Sales Agreement, and the prospectus supplement dated of event date herewith (the “Prospectus Supplement”) relating to the issue and sale of the Shares.

In our capacity as counsel to the Company in connection with the matters referred to above, we have also examined and relied upon copies of the following: (i) the Certificate of Incorporation of the Company, as amended, the Amended and Restated By-laws of the Company and records of certain of the Company’s corporate proceedings as reflected in its minute books, (ii) the Registration Statement, (iii) the Prospectus Supplement, (iv) the Sales Agreement and (v) we have also examined and relied upon such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As

August 18, 2020

to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company and public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

Based upon, assuming and subject to the validity of the information provided to us and the representations set forth in the Registration Statement, the Prospectus Supplement and the Sales Agreement (and in this regard we have assumed that such information and representations given or dated earlier than this opinion letter have remained accurate from such earlier date to the date of this opinion letter), it is our opinion that (i) the Shares proposed to be sold by the Company, when duly sold, issued and paid for pursuant to, and in the manner contemplated by the Sales Agreement and the Prospectus Supplement included as part of the Registration Statement, will be, assuming due payment for the Shares, duly authorized, validly issued, fully-paid and non-assessable and (ii) that the Shares when issued in accordance with the Registration Statement may be issued without a restrictive legend.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations as of the date hereof. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

This opinion is rendered solely for your benefit and may not be relied upon by any person or entity other than the addressee hereof. Without our prior written consent, except in a legal proceeding regarding the contents hereof, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity. This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. We disclaim any requirement to update this opinion subsequent to the date hereof or to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the

August 18, 2020

Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

MCCARTER & ENGLISH, LLP

/s/ McCarter & English, LLP